Exhibit 10.50

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “    *    ”

UNOFFICIAL TRANSLATION

No. 14 498

Exempt from registration duties pursuant to Article 161, 1°

of the Registration Tax Code.

In the year 1994.

October 27.

Before us, Mr. Gérald SNYERS d’ATTENHOVEN, notary in Brussels, and Mr. Gilberte RAUCQ, notary in Brussels.

HAVE APPEARED:

1) ON THE ONE HAND:

THE CITY OF BRUSSELS, for the purpose hereof represented by its bench of Mayor and Aldermen, in whose name are acting, in accordance with Article 109 of the new local government act, and according to Article 8 of the law of March 30, 1921:

• Mr. Jean LEROY, Alderman, and

• Mr. Francis DELEAU, local government Secretary.

Acting pursuant to a resolution adopted by the Brussels town council of July 4, 1994 (report No. 587), a certified copy of which shall remain attached hereto.

The letter of August 1, 1994 (with reference 004-94/12027-mfr) sent by the Ministry of the Brussels Region to the bench of Mayor and Aldermen of the City, with the information that the said resolution does not give rise to any objection, shall also remain attached hereto.

Appearing in its capacity of owner of the real estate described below, referred to as “the City”.

2) ON THE OTHER HAND:

The cooperative with limited liability incorporated under public law (société coopérative de droit public sous responsabilité limitée) “SOCIETE DE LA BOURSE DE VALEURS MOBILIERES DE BRUXELLES”, in short “SBVM”, having its principal office at 1000 Brussels, Palais de la Bourse.

Company incorporated pursuant to Article 7 of the law of December 4, 1990, relating to financial operations and markets in the form of a cooperative with limited liability incorporated under public law (société coopérative de droit public sous responsabilité limitée).

Company whose charter has been determined by the Royal Decree of March 6, 1991, published in the Belgian Official Gazette of March 16, 1991, under number 91-648, amended by the Royal Decree of February 5, 1993, published in the Belgian Official Gazette of February 17, 1993, under number 93-339.

For the purpose hereof represented, pursuant to Article 31 of the charter, by the Stock Exchange Commission (Commission de la Bourse), on behalf of which declares and accepts:

• Mr. Henri SERVAIS, residing at 1150 Brussels, Clos d’Orléans 10, President of the Stock Exchange Commission, appointed as director and member of the said Commission by a resolution adopted by the general meeting of shareholders on March 16, 1993, published in the annexes to the Belgian Official Gazette of January 28, 1994, under No. 940128-489;  and appointed as President of the Stock Exchange Commission, by decision of the said Commission of March 23, 1993, under publication in the annexes to the Belgian Official Gazette;

• Mr. André RIGA, residing at Wavre, rue de Nivelles 1416, appointed as Secretary of the Stock Exchange Commission, by decision of the said Commission of March 26, 1991, published in the annexes to the Belgian Official Gazette of July 30, 1991, under No. 910730-604;

For the purpose hereof both acting pursuant to a delegation of powers conferred to them by the Stock Exchange Commission, on October 25, 1994, an extract of which shall remain attached hereto.

Hereinafter referred to as “the Stock Exchange”.

The above-mentioned appearing parties have requested the undersigned notaries to record the following agreement, directly entered into between them, in order to comply with Article 5bis (new) of the law of December 4, 1990, relating to financial operations and markets, inserted by Article 87 of the law of July 28, 1992 containing fiscal and financial provisions.

ARTICLE 1 – LONG TERM LEASE AGREEMENT (Contrat de bail emphytéotique)

The City grants to the Stock Exchange, which accepts, as of the date of this notarial deed, a long-term lease right relating to the following real estate:

THE CITY OF BRUSSELS

A building named “PALAIS DE LA BOURSE”, located at boulevard Anspach 80, currently recorded at the land record office (cadastre), first division, No. 840 G 6, 35a 25ca.

Cadastral revenue:          *            .

ORIGIN OF OWNERSHIP

The City declares to be the owner of the above-mentioned building, after an undisturbed and public, unequivocal and uninterrupted possession since more than thirty years.

This building formed part of the City’s public domain.

It has been withdrawn from it by the above-mentioned resolution adopted by the town council of July 4, 1994, entering into effect as of the day of execution of the this deed.

The Stock Exchange declares to be satisfied with the preceding origin of ownership without having the right to require from the City any other title, except a certified copy of this deed.

MORTGAGE

The City declares that the property is free from and unencumbered with any privileged and mortgaged debts and charges whatsoever.

ARTICLE 2 - DURATION

The long-term lease has been granted and accepted for a period of 99 entire and consecutive years.

The period commences as of the date of the execution of this deed, and will terminate by operation of law at the expiration of this period, without any extension or tacit continuation.

ARTICLE 3 - CONTRIBUTIONS

A. – The Stock Exchange shall pay to the City, in a one-time payment and within 30 days after the execution of this deed, a fixed contribution of          *            .

B. – The Stock Exchange shall afterwards pay to the City, as from the first day of the month following the month of the execution of this deed, an annual contribution of      *        ;  this payment will be effected through four quarterly advance payments of one-fourth of the amount each.

The amount of this annual contribution is linked to the     *       of the month preceding the month of the commencement of the long-term lease agreement.

The amount shall be adjusted according to the following formula:

                                    *

This amount shall be determined each year at the date of the anniversary of the long-term lease agreement.

Should the      *          of the Kingdom be established on a basis that would no longer allow for any valid comparison, or if the publication of    *    should be interrupted, the parties would by mutual consent look for any other method in order to link the amount of the contribution to the cost of life.

Failing an agreement concerning this proposal, the issue will be brought before the Court having jurisdiction over the matter.

C. – The initial fixed contribution and the annual contribution shall be paid into the account      *        of the Department of Economy and Commerce.

D. – The City will have the right to claim the termination of this lease agreement in advance, without payment of any damages, if, in the event of absence of payment of the fixed contribution or the annual contribution (quarterly payments), a notice of default sent by registered mail has failed to produce any effect within the month of reception of the registered letter.

E. – The Stock Exchange shall be entirely substituted to the rights and obligations of the City of Brussels, as they follow from the existing contracts entered into between the City of Brussels, with regard to the service and maintenance of the building which is the object of this agreement; unless it wishes to terminate these rights, but, if so, entirely at its own costs, without any recourse against the City of Brussels.

ARTICLE 4 – DEFAULT INTEREST

In the absence of payment at the above-mentioned expiration dates, the contributions that have not been paid at the above-mentioned expiration dates, shall by operation of law and without any notice of default, by reason of the mere expiration of the term, accrue default interest at the legal interest rate, without prejudice to any other duties of the City.

ARTICLE 5 - WORKS

A. – The City undertakes to:

1° submit a file relating to restoration works from the external and internal architects of the Palais de la Bourse, in particular with regard to the façade, the roof and the monumental staircase, within a period of five years from the execution of this deed;

2° commence restoration works within a period of three years from the date on which the City will obtain the firm promise that it will receive subsidies from all competent authorities, in application of the ordinance relating to the protection of the architectural patrimony.

This commitment only relates to works for which subsidies may be obtained.

With regard to the above-mentioned works, the City shall act in its capacity of principal (maître d’ouvrage).  In this capacity, it shall take any necessary steps with the competent authorities with a view to obtain subsidies.

The Stock Exchange shall participate in the financing of these restoration works for an amount that is equal to the difference between final cost of the said works, including value added tax, and the amount of the subsidies granted to it.

This participation shall in no case exceed    *    % of the final cost of the works, with a maximum amount of    *          .

However, if the City obtains subsidies in excess of     *    %, the rate of intervention by the Stock Exchange shall be reduced.

Payment of the participation of the Stock Exchange shall be effected gradually and on the basis of the progress of the works, acceptance of the works, and evidence of payment of the invoices.

B. – In case the works referred to in this Article 5 are not performed within a period of fifteen years from the execution of this deed, the Stock Exchange shall have the possibility to terminate the agreement by means of the reimbursement by the City of part of the costs paid by the Stock Exchange with regard to the performed works.

C. – After the final acceptance of the above-mentioned works, the Stock Exchange shall assume, in addition to the works referred to in section D below, of all the works relating to the building, irrespective of whether the works are extensive restoration works or ordinary restoration and service works.

The Stock Exchange shall be invited to attend the final acceptance of the above-mentioned works.

D. – In addition, the Stock Exchange undertakes, during the entire duration of this lease agreement, to be in charge of any and all works not referred to in the above-mentioned section A.

ARTICLE 6 – DISTURBANCE RELATING TO THE WORKS

The Stock Exchange shall tolerate the performance of the above-mentioned works assumed by the City, without having any right to claim damages or a reduction of the contribution.

It is, however, understood that the City shall consult the Stock Exchange to determine such methods that will cause the least possible disturbance of the activities executed in the building.

ARTICLE 7 – ARCHEOLOGICAL FINDINGS

The City shall become the owner of any objects of art, antique objects, natural history objects, numismatic objects and treasures that may be discovered in the building being the object of this deed.

These objects shall be designated by the City deputies who will take the necessary measures with a view to their conservation and removal.

The same applied in case of discoveries of tombs and human skeletons.

ARTICLE 8 – INSURANCES

The company shall take out an insurance covering fire and explosion risks, and contract other related guarantees, as well as third party liability insurance.

These insurance policies shall satisfy the following conditions:

a) insure a sufficient capital;

b) contain a provision according to which the insurer undertakes to inform the City of any request to reduce the insured capital, and of any reason for the suspension or termination of the insurance policy, and only to use it 15 days after having been notified by the City;

c) after signature, a certified copy of these insurance policies shall immediately be communicated to the City.

ARTICLE 9 – TAXES AND DUTIES

The Stock Exchange shall bear any taxes and duties whatsoever with which the property may be encumbered for the profit of the State, the Province, the Region, the municipality or any other public law institutions, as from the date of this agreement, even those which, under law, are only due by owners.

ARTICLE 10 – LEASE AND OPERATION OF THE BUILDING

The Stock Exchange is authorized to lease the building in whole or in part.

The types of occupation shall be determined by mutual agreement of the Stock Exchange and the City, independent of the required legal and regulatory authorizations.

The proposed occupation shall only be refused for justified reasons.

Failing a reply to a letter sent by the Stock Exchange to the City within a period of two months, the request shall be deemed to have been accepted.

The authorization granted by the City shall not be considered as a direct link between the lessee of the Stock Exchange, on the one hand, and the City, on the other hand.

ARTICLE 11 – OCCUPATION RIGHT GRANTED BY THE CITY

The City declares that to date, it has not authorized any occupation, even not on a precarious basis, of the entire building or part of the building being the object of this deed.

ARTICLE 12 – TRANSFER OF RIGHTS

The Stock Exchange shall not be entitled to transfer its rights in whole or in part without the City’s express prior written consent.

In that case, the Stock Exchange shall remain joint and several guarantor, without the benefit of division or discussion vis-à-vis the City, for the fulfillment of the obligations imposed on the transferee, until expiration of the lease agreement.

ARTICLE 13 – URBAN PLANNING

Organic decree relating to planning and urban planning:  In application of Article 174 of the Decree of the Brussels Capital Region of August 29, 1991, the undersigned notary requested the City of Brussels, on August 11, 1994, to communicate the urban planning information applying to the property being the object of this deed.

In its reply of August 26, 1994, the Urban Planning Department of the City of Brussels stated the following:

“FOR THE TERRITORY ON WHICH THE BUILDING IS LOCATED:

With regard to its destination:

A draft regional development plan has been approved by the Regional Government decision of December 9, 1993, which places this building in a perimeter of increased protection of housing and of cultural, historical, esthetic or embellishment interest in a structuring area.

A regional plan relating to the destination of the soil (formerly called sector plan) has been approved by the Royal Decree of November 28, 1979, which places this building in a mixed residential and enterprise zone, and in an area of cultural, historical and/or esthetic interest.

There is no specific plan relating to the destination of the soil (formerly called specific environmental plan).

There is no land allotment authorization.

Attached is a copy of the prescriptions.

With regard to the conditions at which a construction project would be submitted:

The regional building regulations.

The regulations relating to the buildings in the City of Brussels.

The municipal urban planning regulations relating to entertaining games and attractions, approved by a decision of the Executive of April 29, 1993.

With regard to a possible expropriation relating to the building:

To date, the administration of the municipality has no knowledge of any expropriation plan according in which the building under review would be included.

Other information:

The building is not mentioned on the list of protected buildings.

The building has been listed in accordance with the provisions of the Royal Decree of November 19, 1986.

The building is located in a protected area in accordance with the provisions of the Royal Decree of November 19, 1986, which lists the area on which this building has been constructed (the Stock Exchange) and the area surrounding the building and the opposite building lines including the public road.

In the context of the law of April 12, 1965, relating to pipelines of gas products, the company in question whishes that contact be taken with it: SA DISTRIGAZ, avenue des Arts 31, 1040 Brussels (tel.: 02/237.72.11).”

The actions and works referred to in Article 84, §1, of the Ordinance of August 29, 1990 relating to planning and urban planning of the Brussels Capital Region may only be realized on the building being the object of this deed after having obtained an urban planning permit.

ARTICLE 14 – EXPIRATION

At the normal or anticipated expiration of the lease agreement, the building shall be returned to the City, free from any rights in rem or other rights, in good state of repair, with title to all the constructions and fixtures that have been realized by the Stock Exchange, and this, without any indemnification, subject to the application of Article 5B.

ARTICLE 15

This lease agreement is governed by the law of January 10, 1824 relating to long-term lease, to the extent that this deed does not derogate from it.

ARTICLE 16 – EXEMPTION FROM REGISTRATION

The registrar at the office of mortgages is formally released from registration for any reason whatsoever for the official transcript of this deed.

ARTICLE 17 – CONFLICTS AND DISPUTES

Any conflicts and disputes that may possibly arise from the application of the interpretation of this long-term lease agreement shall be subject to the exclusive jurisdiction of the courts of the Brussels district.

ARTICLE 18 – COSTS – DUTIES – TAXES – FEES

All costs, duties, taxes and fees relating to this long-term lease agreement shall be borne by the Stock Exchange.

ARTICLE 19 – ELECTION OF DOMICILE

For the execution of this deed, the Stock Exchange declares to elect domicile at its principal office; the City elects domicile at its Town Hall, Grand Place, Brussels.

ARTICLE 20 – INVALIDIY OF PART OF THE LEASE AGREEMENT

In the event that any provision of this agreement is held to be invalid, the remainder of the provisions shall not be affected.

The parties shall replace the void provision with a valid one with a similar economic and legal effect.

ARTICLE 21 – DECLARATION FOR TAX PURPOSES

a) The parties acknowledge that the undersigned notary read to them Article 203 of the Registration Tax Code and Articles 62 §2 and 73 of the VAT Code.

The City declares that it is not qualifying person subject to taxes within the meaning of Article 62 §2 and the Ministerial Decree No. 13 of October 17, 1980, executing the said Article.

b) For the sole purpose of registration, the charges are estimated at 10% of the total contributions.

d) On the basis of a declaration of the Ministry of Finance in a letter dated October 26, 1994, which will remain attached hereto, the Stock Exchange declares that it is exempt from registration rights pursuant to Article 161, 1°, of the Registration Tax, Mortgage Rights and Court Levies Code, since the Brussels Société de la Bourse de valeurs mobilières is a public institution within the meaning of this Article.

IN WITNESS WHEREOF.

Executed at Brussels, at the Town Hall.

On the date indicated above.

After reading, the appearing parties, represented as above-mentioned, have signed, together with the notary, the original of this deed, which shall be kept by Mr. Gérald Snyers d’Attenhoven, notary.

(signatures)

4 pages and 1 amendment were registered with the first registration office at Schaerbeek, on November 9, 1994.  Vol. 145, page 8, column 5.  Received: exempt from registration rights.  The Registrar (signed) H. WOLFS.

ANNEXES ARE ATTACHED.